Exhibit 10.9

In connection with a review of director compensation in November 2019, the Board of Directors of the Federal Agricultural Mortgage Corporation approved the following level of director compensation in the form of cash retainer and targeted value of equity, effective January 1, 2020:
•The base annual cash retainer payable to all directors remained unchanged at $62,000.
•The value of the equity award grant to all directors was increased by $4,000 from $50,000 to $54,000.
•The incremental annual cash retainer payable to:
◦the Chair of the Board remained unchanged at $40,000, with her total annual cash retainer unchanged at $102,000;
◦the Vice Chairman of the Board remained unchanged at $20,000, with his total annual cash retainer unchanged at $82,000;
•The incremental annual cash retainer payable to Committee chairs is set forth below, provided that no director shall receive the supplemental retainer for being the Chair of one of these four designated Committees if that director is already receiving the supplemental annual retainer applicable to the Chair of the Board or the Vice Chairman of the Board:
◦the Chairman of the Audit Committee remained unchanged at $12,000, with his total annual cash retainer unchanged at $74,000;
◦the Chairman of the Compensation Committee remained unchanged at $10,000, with his total annual cash retainer unchanged at $72,000;
◦the Chair of the Corporate Governance Committee remained unchanged at $12,000 (the Chair of the Corporate Governance Committee currently serves as Chair of the Board); and
◦the Chairman of the Enterprise Risk Committee remained unchanged at $10,000, with his total annual cash retainer unchanged at $72,000.